UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2013

Applied DNA Sciences, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	002-90539 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

50 Health Sciences Drive

Stony Brook, New York 11790

(Address of Principal Executive Offices) (Zip Code)

631-240-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d - (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - (c))

Item 3.02.	Unregistered Sales of Equity Securities.

On July 31, 2013, Applied DNA Sciences, Inc. (the “Company”) completed the second closing (“Second Closing”) of its transaction with Crede CG III, Ltd. (“Crede”) and sold 5,500 shares of Series B Convertible Preferred Stock (“Series B Preferred”) to Crede at a price of $1,000 per share. The Company received gross proceeds of $5,500,000 less an investment fee of $265,000.

As previously reported on its Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 22, 2013, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with Crede dated July 19, 2013 pursuant to which Crede agreed to purchase the Series B Preferred after a registration statement covering the resale of all shares of Common Stock issuable pursuant to the Purchase Agreement, including those underlying the Series B Preferred and Series A, B and C Warrants, is declared effective by the SEC. The Company’s registration statement on Form S-3 was declared effective by the SEC on July 31, 2013.

The Series B Preferred is convertible at the option of the holder thereof, in whole or in part, from time to time and at any time, at the lesser of (i) the Fixed Conversion Price and (ii) the Non-Fixed Conversion Price. The Fixed Conversion Price is equal to $0.187, which is the purchase price for the Common Stock at the Initial Closing (as defined below). The Non-Fixed Conversion Price is equal to the consolidated closing bid price of the Company's Common Stock for the most recently completed trading day as of the time of conversion. The Series B Preferred will be convertible into Common Stock at the Company's option, in whole or in part, from time to time during the ten trading day period beginning one trading day following the effectiveness of the registration statement through the eleventh trading day following effectiveness of such registration statement, at the Non-Fixed Conversion Price, provided that certain equity conditions are met and the Company is not in breach of certain conditions. The Series B Preferred will be automatically converted into Common Stock on the one year anniversary of the issuance of the Series B Preferred at the then applicable Non-Fixed Conversion Price, provided that certain equity conditions are met and the Company is not in breach of certain conditions. The Series B Preferred contains weighted average anti-dilution protection. The Series B Preferred will not accrue dividends except to the extent dividends are paid on the Common Stock. The Company's Common Stock will be junior in rank to the Series B Preferred with respect to preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The Series B Preferred will generally have no voting rights except as required by law.

Pursuant to the Purchase Agreement, Crede purchased at the initial closing held on July 19, 2013 (“Initial Closing”) 10,695,187 shares of the Company’s Common Stock at a price of $.0.187 per share, resulting in gross proceeds to the Company of $2,000,000 less an investment fee of $100,000. In addition, at the Initial Closing, Crede was issued (i) five year Series A Warrants allowing it to initially purchase 10,695,187 shares of Common Stock at a price of $0.2431 per share, (ii) five year Series B Warrants allowing it to initially purchase 29,411,764 shares of Common Stock at a price of $0.2431 which became exercisable at the Second Closing and (iii) Series C Warrants to initially purchase 26,737,967 shares of Common Stock at a price of $0.2431 which will become exercisable for six months after the eleventh trading day following the Second Closing. It is the Company’s intention to exercise its right to repurchase the Series C Warrants for $10,000 at the close of trading on the tenth trading day following the Second Closing. Crede may also exchange the Warrants for Common Stock pursuant to a negotiated Black-Scholes formula. The Series B Preferred and the Series A, B and C Warrants each contain a 9.9% “blocker” so that in no event shall the Series B Preferred or any of the Series A, B and C Warrants be convertible or exercisable (including through the cashless exercise exchange provision) into or for Common Stock to the extent that such conversion or exercise would result in Crede having “beneficial ownership” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) of more than 9.9% of the Common Stock. Crede would, however, have the right from time to time to convert, exercise or exchange for shares of Common Stock, which over time would aggregate to greater than 9.9% beneficial ownership if all such shares of Common Stock so acquired had been held at one time by Crede.

The Company’s issuance of the Series B Preferred is exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the exemption from registration provided by Section 4(a)(2) of the Act and by Rule 506 of Regulation D promulgated under the Act. Crede represented that it is an “accredited investor” as that term is defined in Rule 501 of Regulation D.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied DNA Sciences, Inc.
(Registrant)

By:	/s/ James A. Hayward
James A. Hayward
Chief Executive Officer

Date: July 31, 2013